                                                               Exhibit 1




DOMINION RESOURCES, CNG SET
ANTICIPATED MERGER CLOSING DATE OF JANUARY 28, 2000

Shareholders to Be Sent Exchange Materials Starting Next Week

RICHMOND, Va., December 17, 1999, Dominion Resources, Inc., (NYSE: D) and Consolidated Natural Gas Company (NYSE: CNG) said today they have set an anticipated closing date of January 28, 2000, for the merger of the two companies. The combination will create the largest fully integrated natural gas and electric power company in the United States.

The closing date is contingent upon receiving final approval from the Virginia State Corporation Commission (SCC). The SCC previously approved the merger with the condition that it conduct a final review after the U.S. Securities and Exchange Commission (SEC) approval. The SEC approval was granted on December 15, 1999, and the SCC has until December 31, 1999, to act. All other regulatory approvals have been received.

Starting next week, Dominion Resources and CNG shareholders will be sent instructions and forms to be used in electing whether to exchange their stock for common shares of Dominion Resources, cash, or a combination of the two.

Thos. E. Capps, chairman, president and chief executive officer of Dominion Resources, and George A. Davidson, Jr., chairman and chief executive officer of CNG, said in a joint statement:

"The fact that we expect to complete this merger in just 11 months since it was announced last February is strong evidence of the focus, dedication and commitment of the people in our organizations. We intend to bring those same skills to bear on quickly integrating the operations so that the combined entity delivers outstanding performance for our shareholders, customers, employees and communities."

After the merger, Dominion Resources will serve about 4 million electric and natural gas customers in five states. It will have about 20,000 megawatts of electric generating capacity and will operate one of North America's largest natural gas storage systems. The merged company also will be one of the largest independent oil and natural gas exploration and production companies in North America, with more than 3 trillion cubic feet equivalent of reserves in the United States and Canada.

####

This press release contains forward-looking statements. The companies wish to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for fiscal 1999, and thereafter, include many factors that are beyond the companies' ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties.


Contacts for Dominion:			Contacts for CNG:

Media:						Media:
Mark Lazenby		804/819-2042	Chet Wade 		412/690-1361

Investors:					Investors:
Thomas Wohlfarth	804/819-2150	Jim Garrett		412/690-1485